Impax Reports First Quarter 2017 Financial Results

⎯ Total Revenues of $184 Million; GAAP Loss Per Share of $1.37; Non-GAAP Adjusted Income Per Share of $0.11 ⎯
⎯ Announces Plans to Consolidate Manufacturing, Packaging and Generic R&D Operations ⎯
⎯ Realignment Expected to Improve Manufacturing and Generic R&D Efficiency, Support Growth Opportunities and Increase Annual Cost Savings Target to Approximately $130 Million ⎯
⎯ Updates 2017 Financial Guidance ⎯

HAYWARD, Calif., May 10, 2017 – Impax Laboratories, Inc. (NASDAQ: IPXL), today announced first quarter 2017 financial results.

Total revenues in the first quarter 2017 were $184.4 million, a decrease of 18.2%, compared to $225.5 million in the prior year period, primarily related to a $48.5 million reduction in sales of generic diclofenac sodium gel as a result of increased competition, partially offset by higher sales of epinephrine auto-injector, oxymorphone ER, Rytary®, and the addition of products acquired from Teva Pharmaceuticals Industries Ltd. and affiliates of Allergan plc in August 2016 (the “Teva Transaction”).

GAAP net loss and GAAP net loss per diluted share were $98.4 million and $1.37, respectively, in the first quarter 2017, compared to a loss of $10.4 million and $0.15, respectively, in the prior year period. The first quarter 2017 net loss was primarily driven by $45.4 million in intangible asset impairment charges, for which there were no comparable charges during the prior year period, as well as a $30.9 million income tax provision on the current period net loss. The Company could not record a tax benefit on the current quarter loss and revalued its previously recorded deferred tax assets in accordance with U.S. GAAP.

Adjusted net income and adjusted net income per diluted share were $7.7 million and $0.11, respectively, in the first quarter 2017, compared to $30.9 million and $0.43, respectively, in the prior year period. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of all GAAP to non-GAAP items.

“While our first quarter results reflect a challenging macro environment, Impax continues to have a number of strong performing products and R&D opportunities within our portfolio,” said Paul Bisaro, President and Chief Executive Officer of Impax. “Since I joined the Company in March, we have carefully evaluated how best to improve profitability and capitalize on Impax’s growth opportunities in both our generics and our specialty businesses. As a result of this work, we have made the decision to consolidate Impax’s Generic R&D, manufacturing and packaging operations in Hayward, which will allow us to achieve operating efficiencies, improve manufacturing utilization, reduce costs and facilitate sharing of best practices.”

Mr. Bisaro continued, “While our operating footprint is consolidating, we remain committed to growing our generics and specialty brand franchises by investing in both internal and external development opportunities. We believe that the actions we are announcing today will place us in an even better position to advance these strategic objectives with the intent to create long-term shareholder value.”

Consolidation and Improvement Plan

The Company has initiated a series of actions that are designed to improve manufacturing and R&D efficiencies, capitalize on growth opportunities, improve profitability and mitigate current challenges. The actions include:

•	Consolidating all of Generic R&D, U.S. manufacturing and packing operations to its Hayward, CA facility;

•	Continuing the previously announced closure of the Middlesex, NJ manufacturing site, which will now include the closure of the Middlesex Generic R&D site;

•	Reorganizing certain functions including quality, engineering and supply chain operations;

•	Reviewing strategic alternatives for the Company’s Taiwan manufacturing site including a sale of the facility or in the alternative, a closure of the facility; and

•	Rationalizing generic portfolio to eliminate low-value products and streamline operations.

By consolidating activities as outlined above, the Company expects to achieve cost savings and operating efficiency benefits, while maintaining the infrastructure and expertise needed to capitalize on product and pipeline strengths. The Company expects these actions to produce annual cost savings of approximately $85.0 million, with a limited amount of savings in 2017. The Company will incur one-time cash charges of up to approximately $65.0 million to fully achieve these new initiatives. The combination of these new initiatives and the Company’s previously announced initiatives are projected to result in total annualized cost savings of approximately $130.0 million, with the goal for all savings to be fully captured by the end of 2019. The timing to incur one-time cash charges and to achieve the total annual cost savings is dependent on the execution of the strategic alternatives relating to the Taiwan site.

Business Segment Information

The Company has two reportable segments, the Impax Generics division (generic products and services) and the Impax Specialty Pharma division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information

(Unaudited, In thousands)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Impax Generics Product sales, net	$128,922	$167,184
Rx Partner	5,159	2,835
Other revenues	66	60
Total revenues	134,147	170,079
Cost of revenues	103,335	110,122
Cost of revenues impairment charges	39,280	-
Gross (loss) profit	(8,468)	59,957
Operating expenses:
Selling, general and administrative	6,468	4,774
Research and development	17,396	14,595
In-process research and development (“IPR&D”) impairment charges	6,079	-
Patent litigation expense	368	114
Total operating expenses	30,311	19,483
(Loss) income from operations	$(38,779)	$40,474

Gross margin	(6.3)%	35.3%
Adjusted gross profit (a)	$51,985	$66,815
Adjusted gross margin (a)	38.8%	39.3%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division in the first quarter 2017 were $134.1 million, a decrease of 21.1%, compared to the prior year period. The decrease was primarily due to increased competition on diclofenac sodium gel, metaxalone, mixed amphetamine salts ER and fenofibrate. These decreases were partially offset by increased sales of epinephrine auto-injector, oxymorphone ER and the products acquired as part of the Teva Transaction.

Gross margin in the first quarter 2017 was negative 6.3%, compared to gross margin of 35.3% in the prior year period, driven largely by impairment charges of $39.3 million recognized in the current year period and primarily attributable to two products acquired as part of the Teva Transaction, for which there were no comparable charges in the prior year period. Adjusted gross margin in the first quarter 2017 was 38.8%, compared to 39.3% in the prior year period.

Total operating expenses in the first quarter 2017 were $30.3 million, compared to $19.5 million in the prior year period, partially due to higher selling, general and administrative expenses and increased research and development costs. In addition, the Company recorded an IPR&D impairment charge of $6.1 million in the first quarter 2017 as a result of expected increased research and development expenses and a delay in an anticipated product launch due to a change in the regulatory strategy to secure FDA approval on a product acquired as part of the Teva Transaction, for which there was no comparable charge in the prior year period.

Impax Specialty Pharma Division Information
(Unaudited, In thousands)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Rytary® sales, net	$19,905	$14,926
Zomig® sales, net	9,857	11,450
All other Specialty Pharma Product sales, net	20,494	29,053
Total revenues	50,256	55,429
Cost of revenues	16,897	12,796
Gross profit	33,359	42,633
Operating expenses:
Selling, general and administrative	16,330	13,818
Research and development	5,093	4,427
Patent litigation expense	704	1,205
Total operating expenses	22,127	19,450
Income from operations	$11,232	$23,183

Gross margin	66.4%	76.9%
Adjusted gross profit (a)	$37,193	$46,276
Adjusted gross margin (a)	74.0%	83.5%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Specialty Pharma division in the first quarter 2017 were $50.3 million, a decrease of 9.3%, compared to the prior year period, as higher sales of Rytary were more than offset by lower sales of Zomig and the anthelmintic products franchise.

Gross margin in the first quarter 2017 was 66.4%, compared to 76.9% in the prior year period. Adjusted gross margin in the first quarter 2017 was 74.0%, compared to 83.5% in the prior year period, primarily due to product sales mix.

Total operating expenses in the first quarter 2017 were $22.1 million, compared to $19.5 million in the prior year period, primarily due to higher advertising and promotion costs related to Rytary and higher costs related to the sales force expansion.

Corporate and Other Information
(Unaudited, In thousands)

	Three Months Ended
	March 31,
	2017	2016
General and administrative expenses	$24,257	$25,706
Unallocated corporate expenses	$(24,257)	$(25,706)

General and administrative expenses in the first quarter 2017 were $24.3 million, a decrease of 5.6% compared to the prior year period, primarily due to lower expenses related to lower IT and business development spending and the absence of a permanent President and Chief Executive Officer prior to Mr. Bisaro’s appointment, effective March 27, 2017.

Interest expense in the first quarter 2017 was $13.4 million, an increase of $5.0 million compared to the prior year period, due to the $400.0 million Term Loan Facility entered into by the Company in the third quarter 2016 to finance the Teva Transaction.

During the first quarter 2017, the Company recorded a $30.9 million income tax provision on the current period loss before taxes, compared to a $7.1 million benefit from income taxes recognized on the prior year period loss before taxes. Due to the Company’s cumulative loss over the three year period ended March 31, 2017, no current tax benefit can be recorded on the Company’s first quarter loss before taxes. In addition, the Company revalued its deferred tax assets in a new reporting period in accordance with U.S. GAAP.

2017 Financial Guidance

The Company’s full year 2017 financial guidance has been updated as of May 10, 2017, as noted below. The Company’s full year 2017 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The estimates exclude the cost savings and one-time charges from the new cost savings initiatives of $85.0 million as outlined in the Consolidation and Improvement Plan, described above.

The Company does not provide forward-looking guidance metrics as outlined below on a GAAP basis as certain financial information, such as restructuring and impairment charges and other items used to determine such measures are not available and cannot be reasonably estimated. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

•	Adjusted gross margins as a percent of total revenue are expected to be approximately 47% to 49%.

•	Adjusted research and development expenses, including patent litigation expenses, across the generic and brand divisions of approximately $90 million to $95 million.

•	Adjusted selling, general and administrative expenses of approximately $190 million to $195 million.

•	UPDATED - Adjusted interest expense of approximately $28 million (previously $30 million).

•	Capital expenditures of approximately $25 million to $30 million.

•	UPDATED - Effective tax rate of approximately 33% to 34% (previously 34% to 35%).

•	NEW - Full year 2017 adjusted net income per share of $0.55 to $0.70

Conference Call Information

The Company will host a conference call with a slide presentation on May 10, 2017 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 4770253. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in the Company’s operating results and financial condition; the volatility of the market price of the Company’s common stock; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; the impact of competition; the effect of any manufacturing or quality control problems; the Company’s ability to manage its growth; risks related to acquisitions of or investments in technologies, products or businesses; risks relating to goodwill and intangibles; the reduction or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the Company’s ability to sustain profitability and positive cash flows; the impact of any valuation allowance on the Company’s deferred tax assets; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; the availability of additional funds in the future; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements to settle patent litigations, product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of Numient® (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, rebates, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; changes in tax regulations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:
Mark Donohue
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com

Impax Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited, In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Impax Generics, net	$134,147	$170,079
Impax Specialty Pharma, net	50,256	55,429
Total revenues	184,403	225,508
Cost of revenues	120,232	122,918
Cost of revenues impairment charges	39,280	-
Gross profit	24,891	102,590
Operating expenses:
Selling, general and administrative	47,055	44,298
Research and development	22,489	19,022
In-process research and development impairment charges	6,079	-
Patent litigation	1,072	1,319
Total operating expenses	76,695	64,639
(Loss) income from operations	(51,804)	37,951
Other income (expense):
Interest expense	(13,380)	(8,331)
Interest income	154	333
Reserve for Turing receivable	(317)	(48,043)
Loss on debt extinguishment	(1,215)	-
Other, net	(968)	596
Loss before income taxes	(67,530)	(17,494)
Provision for (benefit from) income taxes	30,901	(7,086)
Net loss	$(98,431)	$(10,408)

Net loss per common share:
Basic	$(1.37)	$(0.15)
Diluted	$(1.37)	$(0.15)

Weighted-average common shares outstanding:
Basic	71,594,472	70,665,394
Diluted	71,594,472	70,665,394

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$157,252	$180,133
Accounts receivable, net	214,018	257,368
Inventory, net	195,564	175,230
Prepaid expenses and other current assets	27,043	18,410
Total current assets	593,877	631,141
Property, plant and equipment, net	240,240	233,372
Intangible assets, net	557,874	620,466
Goodwill	207,329	207,329
Deferred income taxes, net	37,842	69,866
Other non-current assets	58,798	60,844
Total assets	$1,695,960	$1,823,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$305,041	$303,605
Current portion of contingent consideration	18,538	-
Current portion of long-term debt, net	17,813	17,719
Total current liabilities	341,392	321,324
Long-term debt, net	765,101	813,545
Other non-current liabilities	48,592	64,175
Total liabilities	1,155,085	1,199,044
Total stockholders' equity	540,875	623,974
Total liabilities and stockholders' equity	$1,695,960	$1,823,018

Impax Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(98,431)	$(10,408)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,751	15,720
Non-cash interest expense	6,312	5,305
Share-based compensation expense	6,957	7,278
Deferred income taxes, net and uncertain tax positions	32,195	(12,078)
Intangible asset impairment charges	45,359	-
Reserve for Turing receivable	317	48,043
Loss on debt extinguishment	1,215	-
Other	(562)	-
Changes in assets and liabilities which provided cash	20,692	25,045

Net cash provided by operating activities	39,805	78,905
Cash flows from investing activities:
Purchases of property, plant and equipment	(8,679)	(10,882)
Payments for licensing agreements	-	(3,500)
Proceeds from cash surrender value of life insurance policy	529	-

Net cash used in investing activities	(8,150)	(14,382)
Cash flows from financing activities:
Repayment of term loan	(55,000)	-
Payment of deferred financing fees	(818)	-
Payment of withholding taxes related to restricted stock awards	(448)	(1,003)
Proceeds from exercises of stock options and ESPP	170	7,662

Net cash (used in) provided by financing activities	(56,096)	6,659

Effect of exchange rate changes on cash and cash equivalents	1,560	645

Net (decrease) increase in cash and cash equivalents	(22,881)	71,827
Cash and cash equivalents, beginning of period	180,133	340,351
Cash and cash equivalents, end of period	$157,252	$412,178

Impax Laboratories, Inc.
Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net loss, GAAP net loss per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to adjusted net income:
(Unaudited, In thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(98,431)	$(10,408)
Adjustment to add (deduct):
Amortization (a)	17,232	8,768
Non-cash interest expense (b)	6,312	5,305
Business development expenses (c)	50	768
Intangible asset impairment charges (d)	45,359	-
Reserve for Turing receivable (e)	317	48,043
Turing legal expenses (f)	(495)	-
Restructuring and severance charges (g)	6,139	1,568
Loss on debt extinguishment (h)	1,215	-
Middlesex plant closure (i)	1,636	-
Other (j)	931	300
Income tax effect (k)	27,463	(23,490)

Adjusted net income	$7,728	$30,854

Adjusted net income per diluted share	$0.11	$0.43
Net loss per diluted share	$(1.37)	$(0.15)

Impax Laboratories, Inc.
Non-GAAP Financial Measures

(a)
Reflects amortization of intangible assets from the portfolio of products acquired in both the Teva Transaction and the acquisition of Tower Holdings, Inc. and its subsidiaries in March 2015 (the “Tower Acquisition”).

(b)
Related to non-cash accretion of debt discount attributable to deferred financing costs associated with the $400.0 million Term Loan Facility to finance the Teva Transaction and the $600.0 million of outstanding 2% convertible senior notes, as well as bifurcation of the conversion option of the convertible notes.

(c)	Professional fees related to business development activities, primarily the Teva Transaction and the Tower Acquisition and related integration activities.

(d)
The Company recognized a total of $45.4 million in intangible asset impairment charges, of which $39.3 million was recognized in cost of revenues impairment charges and $6.1 million was recognized in IPR&D impairment charges, almost entirely attributable to three products (two currently marketed and one IPR&D), acquired as part of the Teva Transaction. For the currently marketed products, the impairment charge was the result of continued significant price and volume erosion during the quarter with no offsetting increase in customer demand, resulting in lower expected future cash flows. For the IPR&D product, the impairment charge was the result of increased expected research and development expenses and a delay in anticipated product launch due to a change in the regulatory strategy to secure FDA approval.

(e)
The Company recorded a reserve in the amount of $48.0 million during the first quarter 2016, representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG as a result of the uncertainty of the Company collecting the reimbursement amounts owed by Turing related to the Company’s sale of Daraprim® to Turing. During the fourth quarter of 2016, the Company received $7.7 million in payments from Turing. During the first quarter of 2017, the Company increased the reserve balance by $0.3 million, which resulted in a net reserve balance of $40.6 million as of March 31, 2017.

(f)
The Company recorded a credit in the first quarter 2017 for legal fees incurred as a result of the Company’s litigation against Turing alleging breach of the terms of the Turing Asset Purchase Agreement in the Company’s sale of Daraprim® resulting from Turing’s failure to reimburse the Company for chargebacks and Medicaid rebate liability.

(g)
During the first quarter 2017, the Company recorded restructuring and severance charges of $4.3 million related to the March 2016 announced closure of the Company’s Middlesex, New Jersey manufacturing and packaging site. Additionally, the Company recorded restructuring and severance charges of $1.8 million in the first quarter 2017 related to a reduction in force in its Technical Operations group. During the first quarter of 2016, the Company recorded restructuring and severance charges of $1.4 million related to the closure of its Middlesex site and $0.2 million related to the closure of its Philadelphia packaging and distribution facility.

(h)
In the first quarter 2017, the Company voluntarily prepaid $50.0 million of principal on its $400.0 million Term Loan Facility, resulting in a loss on debt extinguishment of $1.2 million incurred to write-off a pro-rated portion of the related deferred debt issuance costs.

(i)
During the first quarter 2017, the Company experienced underabsorption charges related to the closure of its Middlesex, New Jersey facility, which ceased production activities at the end of such quarter.

(j)
During the first quarter 2017, the Company recorded charges totaling $0.9 million related to a milestone payment to a third party partner under the terms of a research and development agreement and the change in the fair value of a contingent consideration due to Teva related to methylphenidate hydrochloride.

(k)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdiction in which the Company operates and includes current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, In thousands)

The following table reconciles reported net loss to adjusted EBITDA:

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(98,431)	$(10,408)
Adjusted to add (deduct):
Interest expense	13,380	8,331
Interest income	(154)	(333)
Income taxes	30,901	(7,086)
Depreciation and amortization	24,098	15,098
EBITDA	(30,206)	5,602

Adjusted to add (deduct):
Share-based compensation expense	6,957	7,278
Business development expenses	50	768
Intangible asset impairment charges	45,359	-
Reserve for Turing receivable	317	48,043
Turing legal expenses	(495)	-
Restructuring and severance charges	6,139	1,568
Loss on debt extinguishment	1,215	-
Middlesex plant closure	1,636	-
Other	931	300

Adjusted EBITDA	$31,903	$63,559

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, In thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses:

	Three Months Ended
	March 31,
	2017	2016
Cost of revenues	$120,232	$122,918
Cost of revenues impairment charges	39,280	-
Adjusted to deduct:
Amortization	17,232	8,768
Intangible asset impairment charges	39,280	-
Business development	8	-
Restructuring and severance charges	6,139	1,733
Middlesex plant closure	1,636	-
Adjusted cost of revenues	$95,217	$112,417

Adjusted gross profit (a)	$89,186	$113,091
Adjusted gross margin (a)	48.4%	50.1%

Research and development expenses	$22,489	$19,022
In-process research and development impairment charges	6,079	-
Adjusted to deduct:
Intangible asset impairment charges	6,079	-
Other	650	300
Adjusted research and development expenses	$21,839	$18,722

Selling, general and administrative expenses	$47,055	$44,298
Adjusted to deduct:
Business development expenses	42	768
Turing legal expenses	(495)	-
Restructuring and severance charges	-	10
Adjusted selling, general and administrative expenses	$47,508	$43,520

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, In thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin:

Impax Generics Division Information

	Three Months Ended
	March 31,
	2017	2016
Cost of revenues	$103,335	$110,122
Cost of revenues impairment charges	39,280	-
Adjusted to deduct:
Amortization	13,398	5,125
Intangible asset impairment charges	39,280	-
Restructuring and severance charges	6,139	1,733
Middlesex plant closure	1,636	-
Adjusted cost of revenues	$82,162	$103,264

Adjusted gross profit (a)	$51,985	$66,815
Adjusted gross margin (a)	38.8%	39.3%

Impax Specialty Pharma Division Information

	Three Months Ended
	March 31,
	2017	2016
Cost of revenues	$16,897	$12,796
Adjusted to deduct:
Amortization	3,834	3,643
Adjusted cost of revenues	$13,063	$9,153

Adjusted gross profit (a)	$37,193	$46,276
Adjusted gross margin (a)	74.0%	83.5%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, In thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported (loss) income from operations to adjusted income from operations:

Impax Generics Division Information

	Three Months Ended
	March 31,	March 31,
	1Q17	1Q16

GAAP (loss) income from operations	$(38,779)	$40,474
Adjusted to add (deduct):
Amortization	13,398	5,125
Intangible asset impairment charges	45,359	-
Restructuring and severance charges	6,139	1,733
Payments for licensing agreements	650	300
Middlesex plant closure	1,636	-
Adjusted income from operations	$28,403	$47,632

Impax Specialty Pharma Division Information

	Three Months Ended
	March 31,	March 31,
	1Q17	1Q16

GAAP income from operations	$11,232	$23,183
Adjusted to add:
Amortization	3,834	3,643
Adjusted income from operations	$15,066	$26,826